EXHIBIT 5.1

Our ref	RDS\663089\4761509v4
Direct tel	+852 2971 3046
Email	richard.spooner@maplesandcalder.com

Dragon Bright Mintai Botanical Technology (Cayman) Limited Rm B, 19/F, Hillier Commercial Building 89-91 Wing Lok Street Sheung Wan Hong Kong

September 30, 2011

Dear Sirs

Dragon Bright Mintai Botanical Technology (Cayman) Limited

We have acted as Cayman Islands legal advisers to Dragon Bright Mintai Botanical Technology (Cayman) Limited (the "Company") in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the "Registration Statement"), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to the registration by the Company of certain shares of par value US$0.0001 each of the Company (the "Shares") to be sold by certain shareholders of the Company.

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed originals, copies or final drafts of the following documents and in addition such other documents which we consider necessary to render this opinion:

1.1	the certificate of incorporation dated 17 February 2011.

1.2	the articles of association of the Company as adopted by the Company on 17 February 2011 (the "M&A");

1.3	the written resolutions of the directors of the Company dated 21 March 2011 (the "Directors’ Resolutions");

1.4	a certificate from a Director of the Company addressed to this firm dated 16 September 2011, a copy of which is attached hereto (the "Director's Certificate");

1.5	a certificate of good standing dated 14 September 2011, issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing"); and

1.6	the Registration Statement.

2	Assumptions

This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion.  In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director's Certificate as to matters of fact and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals; and

2.2	the genuineness of all signatures and seals.

3	Opinion

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	the Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing and in good standing under the laws of the Cayman Islands;

3.2	the authorised share capital of the Company is US$350,000 divided into 3,500,000,000 shares of par value US$0.0001 each;

3.3	the Shares have been duly authorised and legally issued and are fully paid and non-assessable; and

3.4
the statements under the caption "Taxation" in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings "Enforceability of Civil Liabilities" and "Legal Matters" and elsewhere in the prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

Encl.

Appendix

Dragon Bright Mintai Botanical Technology (Cayman) Limited
 PO Box 309, Ugland House
Grand Cayman, KY1-1104
Cayman Islands

16 September 2011

To:	Maples and Calder 53/F, The Center 99 Queen's Road Central Central, Hong Kong

Dear Sirs

Dragon Bright Mintai Botanical Technology (Cayman) Limited (the "Company")

I, Anita Lai Lai Ho, being a director of the Company, am aware that you are being asked to provide a legal opinion (the "Opinion") in relation to certain aspects of Cayman Islands law.  Capitalised terms used in this certificate have the meaning given to them in the Opinion.  I hereby certify that:

1	the M&A remain in full force and effect and has not been amended;

2	the Directors’ Resolutions were signed by all the directors of the Company in the manner prescribed in the Articles of Association of the Company;

3
the authorised share capital of the Company is US$350,000 divided into 3,500,000,000 shares of par value US$0.0001. All of the issued and outstanding shares of the Company have been fully paid and are non-assessable (meaning that no further sums are payable to the Company on such shares);

4
the shareholders of the Company have not restricted or limited the powers of the directors in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it entering into the transactions contemplated by the Registration Statement;

5	the Directors’ Resolutions were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect;

6	the directors of the Company at the date of the Directors’ Resolutions and as at the date hereof were and are as follows:

Ho Lai Lai Anita
Ang Stanley
Hui Chong Kee Jeffrey
Hwang Yau Man

7
the minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) (duly convened and held in accordance with the Articles of Association) and all resolutions passed at the meetings, or passed by written consent as the case may be.

8
I consider the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and have acted bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions the subject of the Opinion.

9
to the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction that would have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company.  Nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company.  Nor has any receiver been appointed over any of the Company's property or assets.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

Signature:   /S/ Anita Lai Lai Ho
                     Director